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                                                                   EXHIBIT 10.08

                AMENDMENT NO. FIVE TO FIRST AMENDED AND RESTATED
                            BUSINESS LOAN AGREEMENT

        This Amendment No. Five to First Amended and Restated Business Loan Agreement (this "Amendment") dated as of March 19, 1997, is between Bank of America National Trust and Savings Association (the "Bank") and Reliance Steel & Aluminum Co. (the "Borrower").

                                    RECITALS

        A. The Bank and the Borrower entered into a certain First Amended and Restated Business Loan Agreement dated as of June 26, 1996, as modified by amendments dated as of September 25, 1996, September 27, 1996, October 1, 1996, and February 1, 1997 (as amended, the "Agreement").

        B. The Bank and the Borrower desire to further amend the Agreement.

                                   AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement.

        2.      Amendments. The Agreement is hereby amended as follows:

                2.1 Paragraph 1.1(a) of the Agreement is amended in full to read as follows:

                        "(a) During the availability period described below, the
                Bank will provide a line of credit (`Facility No. 1') to the Borrower. The amount of the line of credit (the `Facility No. 1 Commitment') is One Hundred Twenty Five Million Dollars ($125,000,000)."

                2.2 Paragraph 8.4 of the Agreement is amended in full to read as follows:

                        "8.4  Funded Debt to Total Capitalization Ratio. Not to
                permit on a consolidated basis a ratio of Funded Debt to Total Capitalization to exceed 0.55 to 1.0.

                `Funded Debt' means all Debt which by its terms or the terms of any instrument or agreement matures one year or more from, or is directly renewable or extendible at the option of the obligor to, a date one year or more from the date of the creation thereof, provided that Funded Debt shall include, as at any date of determination, current maturities of Funded Debt; `Debt' means, without duplication, the sum of (i)

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        liabilities for borrowed money; (ii) liabilities for the deferred purchase price of property acquired other than in the ordinary course of business; (iii) Capitalized Lease Obligations; (iv) all liabilities for borrowed money secured by any lien on property owned; (v) any guaranty with respect to liabilities described in clauses (i) through (iv) hereof; (vi) recourse obligations related to Receivable Securitization transactions; and (vii) obligations in respect of mandatory redeemable preferred stock; 'Capitalized Lease Obligations' means the amount of the obligation of a lessee which would be required to be reflected as a liability on a consolidated balance sheet in accordance with generally accepted accounting principles; 'Receivable Securitization' means any transaction pursuant to which (i) accounts receivable are sold or transferred and (ii) the seller (a) retains an interest in the accounts receivables sold or transferred or (b) assumes any liability in connection with such sale or transfer."

                2.3 Paragraph 8.19(c) of the Agreement is amended in full to read as follows:

                        "(c)    the acquisition or purchase of assets, business,
        or securities of a person, firm, or corporation if (i) such acquisition or purchase has been approved by the board of directors or similar governing body of the person, firm, or corporation whose assets, business, or securities are to be acquired or purchased, (ii) the total consideration to be paid for any such acquisition or purchase does not, when added to the total consideration previously paid for any other such acquisitions or purchases in any fiscal year (excluding the acquisitions of Amalco Metals, Inc. and AMI Metals, Inc.), exceed twenty-five percent (25%) of the Borrower's Tangible Net Worth as defined in Paragraph 8.8(f), and (iii) immediately after such acquisition or purchase, the Borrower would be in compliance with the terms and conditions of this Agreement."

                2.4 The following is added to the Agreement as a new Paragraph 8.21:

                        "8.21   Covenant to Guaranty Obligations.  At such time
        as any new direct subsidiary is formed or acquired by the Borrower or any guarantor, to cause such new subsidiary to execute and deliver to the Bank, as soon as reasonably practicable but not later than thirty
        (30) days after the formation or acquisition of such subsidiary, a guaranty, in form and substance satisfactory to the Bank, guarantying the Borrower's obligations under this Agreement."

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        3.      Representations and Warranties.  When the Borrower signs this
Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        This Amendment is executed as of the date stated at the beginning of this Amendment.

                                                BANK OF AMERICA NATIONAL TRUST
                                                AND SAVING ASSOCIATION


                                                By:  /s/ DONALD G. FARRIS
                                                   ------------------------
                                                       Donald G. Farris
                                                Title: Vice President



                                                RELIANCE STEEL & ALUMINUM CO.


                                                By:  /s/ DAVID H. HANNAH
                                                   ------------------------
                                                       David H. Hannah
                                                Title: President
                                                      ---------------------


                                                By:  /s/ STEVEN S. WEIS
                                                   ------------------------
                                                       Steven S. Weis
                                                Title: CFO
                                                      ---------------------




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